Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Brocade Communications Systems, Inc. of our report dated April 14, 2004, except for Notes 16 and 19 which are as of April 24, 2006, relating to the consolidated financial statements of McDATA Corporation and its subsidiaries for the year ending January 31, 2004, which appears in Exhibit 99.1 to Brocade Communications Systems, Inc.’s Form 8-K dated May 18, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
May 18, 2007